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                                                                       EXHIBIT 3

                                AMENDED AND RESTATED

                             ARTICLES OF INCORPORATION

                                          OF

                                 AARON RENTS, INC.

                                          I.

              The name of the corporation is:

                                 AARON RENTS, INC.

                                         II.

              The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code (the "Code").

                                         III.

              The Corporation shall have perpetual duration.

                                         IV.

              The Corporation is organized for the following purposes:

              To buy, sell, rent and lease office and residential furniture and accessories and other personal property of all kinds; to manufacture, sell and deliver furniture of any kind whatsoever; and generally to manufacture, produce, assemble, fabricate, import, purchase or otherwise acquire, invest in, own, hold, use, maintain, service or repair, sell, rent, lease, pledge, mortgage, exchange, export, distribute, assign and otherwise dispose of and to trade and deal in and with, at wholesale or retail, goods, wares, merchandise, commodities, articles of commerce and property of every kind and description; and to engage in, conduct and carry on a general manufacturing, importing and exporting, merchandising, leasing, mercantile and trading business in any and all branches thereof.

              To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one o more of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation.

              IN FURTHERANCE OF AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that to such extent as a corporation organized under the Code may now or hereafter lawfully do, the Corporation shall have the power to do, either as principal or agent and either alone
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         or in connection with other corporations, firms or individuals, all and anything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Code or under any act amendatory thereof, supplemental thereto or substituted therefor.

              The foregoing provisions of this Article IV shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers herein specified shall, except when otherwise provided in this Article IV, be in no wise limited or restricted by referenced to, or inference from, the terms of any provision of this or any other Article of these Amended and Restated Articles of Incorporation.

                                          V.

              The Corporation shall have authority to issue shares of capital stock consisting of Twenty-Five Million (25,000,000) shares of Common Stock, par value $0.50 per share ("Common Stock"), Twenty-Five Million (25,000,000) shares of Class A Common Stock, par value $0.50 per share ("Class A Common Stock") (collectively, the "Stock"), and One Million (1,000,000) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock").

              The Corporation may purchase its own shares of capital stock out of unreserved and unrestricted earned surplus and capital surplus available therefor and as otherwise provided by law. The Board of Directors may from time to time distribute to shareholders out of capital surplus of the Corporation a portion of its assets, in cash or in property.

              SECTION 1.  TERMS OF THE CLASS A COMMON STOCK AND COMMON
                          --------------------------------------------
         STOCK.  The powers, preferences and rights of the Class A
         -----
         Common Stock and the Common Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

              (a)  Voting.  At each annual or special meeting of
                   ------
         stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in such person's name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders; holders of Common Stock shall not be entitled to vote on any matters except as otherwise expressly provided by these Amended and Restated Articles of Incorporation or the Code.

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              (b)  Dividends and Other Distributions. The record holders
                   ---------------------------------
         of the Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor. Each share of Class A Common Stock and each share of Common Stock shall have identical rights with respect to dividends and distributions (including distributions in connection with any recapitalization, and upon liquidation, dissolution or winding up, either partial or complete, of the Corporation); provided, that in the case of regular cash dividends, the Corporation may pay a dividend on the Common Stock without paying any dividend on the Class A Common Stock, and the payment per share of Common Stock may be higher (but in no event lower) than the payment per share of Class A Common Stock; and provided further, that dividends or other distributions payable on the Stock in shares of Stock shall be made to all holders of Stock and may be made only as follows: (i) in shares of Common Stock to the record holders of Class A Common Stock and to the record holders of Common Stock, (ii) in shares of Class A Common Stock to the record holders of Class A Common Stock and in shares of Common Stock to the record holders of Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Stock.

              (c)  Convertibility.  Except as provided below, neither
                   --------------
         the Class A Common Stock nor the Common Stock shall be convertible into another class of Stock or any other security of the Corporation.

                   (1) All outstanding shares of Common Stock may be converted into shares of Class A Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of the existence of the Common Stock, either the Class A Common Stock or Common Stock is, or both are, excluded from quotation on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such shares are listed on a national securities exchange, from trading on the principal national securities exchange on which such securities are traded.

                   (2) All outstanding shares of Common Stock shall be immediately converted into shares of Class A Common Stock on a share-for-share basis if at any time the number of outstanding shares of Class A Common Stock as reflected on the stock transfer records of the Corporation falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and Common Stock. For purposes of the immediately preceding sentence, any shares of Class A Common Stock and Common Stock repurchased or otherwise acquired by the Corporation shall no longer be deemed "outstanding" from and after the date of repurchase.

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                   (3)  If the Common Stock is converted pursuant to
         subsection (c)(1) or (c)(2), certificates which formerly represented outstanding shares of Common Stock will thereafter be deemed to represent a like number of shares of Class A Common Stock and all shares of Stock authorized by these Amended and Restated Articles of Incorporation shall be deemed to be shares of Class A Common Stock.

              (d)  Common Stock Protection.
                   -----------------------

                   (1) If, after October 30, 1992 (the "Effective Date"), any person or group acquires (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by charitable contribution or gift, or by foreclosure of a bona fide loan) beneficial ownership of shares of Class A Common Stock constituting 20% or more of the then issued and outstanding shares of Class A Common Stock (such acquisition making such person or group a "Significant Shareholder"), and such person or group does not then beneficially own shares of Common Stock constituting an equal or greater percentage of all then issued and outstanding shares of Common Stock, such Significant Shareholder must, within a 90-day period beginning the day after becoming a Significant Shareholder, commence a public tender offer in compliance with all applicable laws and regulations to acquire additional shares of Common Stock (a "Common Stock Protection Transaction") as provided in this subsection (d) of Section 1 of this Article V.

                   (2) In a Common Stock Protection Transaction, the Significant Shareholder must offer to acquire from the holders of the Common Stock that number of shares of Common Stock (the "Additional Shares") determined by (i) multiplying the percentage of issued and outstanding shares of Class A Common Stock beneficially owned by such Significant Shareholder which were acquired after the Effective Date by the total number of shares of Common Stock issued and outstanding on the date such person or group became a Significant Shareholder, and (ii) subtracting therefrom the total number of shares of Common Stock beneficially owned by such Significant Shareholder on such date (including shares acquired on such date or prior to the time such person or group became a Significant Shareholder). The Significant Shareholder must acquire all shares validly tendered; provided, however, that if the number of shares of Common Stock tendered to the Significant Shareholder exceeds the number of shares required to be acquired pursuant to this paragraph (2), the number of shares of Common Stock acquired from each tendering holder shall be pro rata in proportion to the total number of shares of Common Stock tendered by all tendering holders.

                   (3) The offer price for any shares of Common Stock required to be purchased by a Significant Shareholder pursuant to a Common Stock Protection Transaction shall be the greater of (i) the highest price per share paid by the Significant Shareholder for any share of Class A Common Stock or Common Stock (whichever is higher) in the six-month period ending on the date such person or group became a Significant Shareholder

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         and (ii) the highest closing price of a share of Class A Common
         Stock or Common Stock (whichever is higher) on the NASDAQ National Market System (or such other quotation system or securities exchange constituting the principal trading market for either class of Stock) during the thirty calendar days preceding the date such person or group became a Significant Shareholder. For purposes of paragraph (4) below, the applicable date for the calculations required by the preceding sentence shall be the date on which the Significant Shareholder acquires beneficial ownership of an additional 5% of the then issued and outstanding shares of Class A Common Stock. If the Significant Shareholder has acquired Class A Common Stock or Common Stock in the six-month period ending on the date such person or group becomes a Significant Shareholder for consideration other than cash, the value of such consideration per share of Class A Common Stock or Common Stock shall be as determined in good faith by the Board of Directors.

                   (4) A Common Stock Protection Transaction shall also be required to be effected each time a Significant Shareholder acquires beneficial ownership of shares of Class A Common Stock constituting an additional 5% or more of the then issued and outstanding Class A Common Stock (other than upon issuance or sale by the Corporation, by operation of law, by will or the laws of descent and distribution, by charitable contribution or gift, or by foreclosure of a bona fide loan) subsequent to the last acquisition of Class A Common Stock which triggered the requirement for a Common Stock Protection Transaction, if such Significant Shareholder does not then beneficially own shares of Common Stock constituting an equal or greater percentage of all issued and outstanding shares of Common Stock. Such Significant Shareholder shall be required to offer to buy through a public tender offer that number of Additional Shares prescribed in paragraph (2) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in such paragraph (2) above, at the price determined pursuant to paragraph (3) above, even if a previous Common Stock Protection Transaction resulted in fewer shares of Common Stock being tendered than such previous offer included.

                   (5) The requirement to engage in a Common Stock Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer.

                   (6) If any Significant Shareholder fails to make an offer required by this subsection (d) of Section 1 of this
         Article V, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Significant Shareholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned by such Significant Shareholder and acquired by such Significant Shareholder after the Effective Date unless and until such requirements are complied with or unless and until all shares of Class A Common Stock causing such offer requirement to be effective are no longer beneficially owned by such Significant Shareholder. To the extent that the voting power of any shares of Class A Common Stock is so suspended, such shares will not be included in the determination of aggregate voting shares for any purpose under these Amended and Restated Articles of Incorporation or the Code.

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                   (7)  The Common Stock Protection Transaction
         requirement shall not apply to any increase in percentage ownership of Class A Common Stock resulting solely from a change in the total amount of Class A Common Stock outstanding; provided, that any acquisition after such change which results in any person or group beneficially owning 20% or more of the Class A Common Stock (or an additional 5% or more of the Class A Common Stock subsequent to the last acquisition which triggered the requirement for a Common Stock Protection Transaction) excluding, with respect to the numerator but not the denominator for the calculation of such percentage, shares of Class A Common Stock held by such Significant Shareholder immediately after the Effective Date (or immediately after the last acquisition which triggered the requirement for a Common Stock Protection Transaction, as the case may be), shall be subject to any Common Stock Protection Transaction requirement that would be imposed with respect to a Significant Shareholder pursuant to this subsection (d) of Section 1 of this Article
         V.

                   (8) All calculations with respect to percentage ownership of issued and outstanding shares of either class of Stock will be based upon the numbers of issued and outstanding shares reported by the Corporation on the last filed of (i) the Corporation's most recent Annual Report on Form 10-K, (ii) its most recent definitive proxy statement, (iii) its most recent Quarterly Report on Form 10-Q, or (iv) if any, its most recent Current Report on Form 8-K.

                   (9) For purposes of this subsection (d) of Section 1 of Article V, the term "person" means a natural person, company, government, or political subdivision agency or instrumentality of a government, or other entity. The terms "beneficial ownership" and "group" have the same meanings as used in Regulation 13D promulgated under the Exchange Act, subject to the following qualifications: (i) relationships by blood or marriage between or among any persons will not constitute any of such persons a member of a group with any other such persons, absent affirmative attributes of concerted action; (ii) any person acting in his official capacity as a director or officer of the Corporation shall not be deemed to beneficially own shares of Stock where such beneficial ownership exists solely by virtue of such person's status as a trustee (or similar position) with respect to shares of Stock held by plans or trusts for the general benefit of employees or retirees of the Corporation, and actions taken or agreed to be taken by him in such official capacity or in any other official

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         capacity will not be deemed to constitute such a person a
         member of a group with any other person; and (iii) formation of a group will not be deemed to be an acquisition by the group (or any member thereof) of beneficial ownership of any shares of Class A Common Stock then owned by a group member and acquired by such member from the Corporation, by operation of law, by will or the laws of descent or distribution, by charitable contribution or gift, or by foreclosure of a bona fide loan. Furthermore, for the purposes of calculating the number of shares of Common Stock beneficially owned by such shareholder or group: (a) shares of Common Stock acquired by gift shall be deemed to be beneficially owned by such shareholder or member of such group only if such gift is made in good faith and not for the purposes of circumventing the Common Stock Protection Transaction feature; (b) only shares of Common Stock owned of record by such shareholder or member of such group, or held by others as nominees of such shareholder or member and identified as such to the Corporation, shall be deemed to be beneficially owned by such shareholder or group (provided that shares with respect to which such shareholder or member has sole investment and voting power shall be deemed to be beneficially owned thereby); and (c) only shares of Common Stock acquired by such shareholder or member of such group for an "equitable price" shall be treated as being beneficially owned by such shareholder or group. An "equitable price" will be deemed to have been paid only when shares of Common Stock have been acquired at a price at least equal to the greater of
         (1) the highest per share price paid by the acquiring person, in cash or in non-cash consideration, for any shares of Class A Common Stock or Common Stock (whichever is higher) in the six-month period ending on the date such person or group became a Significant Shareholder and (ii) the highest closing price of a share of Class A Common Stock or Common Stock (whichever is higher) on the NASDAQ National Market System (or such other quotation system or securities exchange constituting the principal trading market for either class of Stock) during the thirty calendar days preceding the date such person or group became a Significant Shareholder, with the value of any non-cash consideration in either case being determined by the Board of Directors acting in good faith.

              (e)  Merger and Consolidation.  In the event of a merger
                   ------------------------
         or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), or a statutory share exchange involving the Stock, the holders of Common Stock shall be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by any holder of the Class A Common Stock in such merger or consolidation.

              (f)  Subdivision of Shares.  If the Corporation shall in
                   ---------------------
         any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Common Stock, the outstanding shares of the other such class of Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Stock have been split, subdivided or combined.

              (g)  Power to Sell and Purchase Shares.  The Board of
                   ---------------------------------
         Directors shall have the power to cause the Corporation to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. The Board of Directors shall have the power to cause the Corporation to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

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              (h)  Increase or Decrease in Number of Shares.  The number
                   ----------------------------------------
          of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of a majority of the votes which may be collectively cast by holders of the Class A Common Stock.

              (i)  Amendments.  In addition to any other vote provided
                   ----------
         for by law, by these Articles or the By-Laws of the Corporation or by the Board of Directors, the affirmative vote of at least two-thirds of the votes cast by the holders of shares of Common Stock, voting as a separate group, at any meeting of shareholders shall be required to amend, alter or repeal any provision of Section 1 of this Article V that adversely affects the rights of the holders of the Common Stock. Where the Common Stock is entitled to vote upon a proposal, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on the record date for such meeting.

              SECTION 2.  TERMS OF THE PREFERRED STOCK.  The following
                          ----------------------------
         are the designations, powers, preferences and rights of the preferred stock and the qualifications, limitations and restrictions thereof:

              (a) Except as otherwise provided by applicable law, or by the resolution or resolutions of the Board of Directors providing for the issue of any series of a Preferred Stock, the holders of shares of Preferred Stock, as such holders, (i) shall not have any right to vote, and are hereby specifically excluded from the right to vote, in the election of directors or for any other purpose, and (ii) shall not be entitled to notice of any meeting of shareholders.

              (b) Before any sum or sums shall be set aside or applied to the purchase of any outstanding shares of Stock, and before any dividend shall be declared or paid or any distribution ordered or made upon the Stock (other than a dividend payable in shares of Stock), the Corporation shall have complied with the dividend and sinking fund requirements (if any) set forth in any resolution or resolutions of the Board of Directors with respect to the issue of any series of Preferred Stock of which any shares shall at the time be outstanding.

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              (c)  Subject to the provisions of the immediately
         preceding paragraph, and to such other limitations as may be specified in any resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Stock shall be entitled to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends payable with respect to the Stock as may be declared by the Board of Directors from time to time.

              (d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which any series of the Preferred Stock is entitled as set forth in the resolution or resolutions of the Board of Directors providing for the issue thereof, the holders of outstanding shares of Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share in all remaining assets of the Corporation available for distribution to its shareholders ratably according to the number of shares of Stock held by them. Neither the merger nor consolidation of the Corporation with or into any other corporation or corporations, nor the merger or consolidation of any other corporation or corporations into or with the Corporation, nor the sale, transfer, mortgage, pledge or lease by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

              (e) The Preferred Stock may be issued from time to time in one or more series of any number of shares, except that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by number, letter or descriptive words.

              (f) Authority is hereby expressly granted to and vested in the Board of Directors to issue the Preferred Stock at any time, or from time to time, as Preferred Stock of any one or more series, and, in connection with the establishment of each such series, to fix by resolution or resolutions providing for the issue of the shares thereof the voting powers, if any, and the designation, preferences and relative rights of each such series of Preferred Stock to the full extent now or hereafter permitted by these Amended and Restated Articles of Incorporation and the laws of the State of Georgia, including, without limiting the generality of the foregoing, all of the following matters which may vary between each series:

                   (1) The distinctive designation of such series and the number of shares which constitute such series, which number may be increased or decreased either before or subsequent to the issuance of any shares of such series (but not below the number of shares of such series then outstanding), from time to time by action of the Board of Directors;

                   (2) The dividend rate of such series, the dates of payment thereof, and any limitations, restrictions or conditions on the payment of dividends, including whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on the shares of each series;

                   (3) The price or prices at which, and the terms, times and conditions on which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holders of such shares;

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                   (4)  The amount or amounts payable upon the shares of
         such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment to the holders of shares of each series;

                   (5) Whether or not the shares of such series shall be entitled to the benefit of a purchase, retirement or sinking fund to be applied to the redemption or purchase of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares of such series may be redeemed or purchased through the application of such fund;

                   (6) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation, or the shares of any other series of Preferred Stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                   (7) Whether or not the shares of such series shall have any voting rights, and, if voting rights are so granted, the extent of such voting rights and the terms and conditions under which such voting rights may be exercised.

                   (8) Whether or not the issue of any additional shares of such series or of any future series in addition to such series shall be subject to restrictions in addition to the restrictions, if any, on the issue of additional shares imposed in the resolution or resolutions fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section 2(f), and, if subject to additional restrictions, the extent of such additional restrictions; and

                   (9) Whether or not the shares of such series shall be entitled to the benefit of limitations restricting the purchase of, the payment of dividends on, or the making of other distributions in respect of stock of any class of the Corporation, and the terms of any such restrictions; provided, however, that such restrictions shall not include any prohibition on the payment of dividends or with respect to distributions in the event of voluntary or involuntary liquidation established for any outstanding series of Preferred Stock theretofore issued.

                                         VI.

              None of the holders of any capital stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any kind, class or series now or hereafter authorized.

                                       10
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                                         VII.

              No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Code or any successor law or laws.

              IN WITNESS WHEREOF, AARON RENTS, INC., has caused these Amended and Restated Articles of Incorporation to be executed and its corporate seal to be affixed hereto by its duly authorized officers this 7th day of May, 1996.

                                        AARON RENTS, INC.

                                        By:
                                           -----------------------------
                                             Keith C. Groen, Vice
                                             President, Legal
         (CORPORATE SEAL)

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